UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

December 7, 2007
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 7, 2007, North American Scientific, Inc., a Delaware corporation (the “Company”), entered into a Loan Agreement (the “Three Arch Loan Agreement”) with Three Arch Capital, L.P., TAC Associates, L.P., Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. (the “Lenders”). The Lenders are, collectively, the largest stockholder of the Company, and Dr. Wilfred Jaeger and Roderick Young, two of our directors, are affiliates of the Lenders. The transaction contemplated by the Three Arch Loan Agreement was approved by a committee of the Company’s Board of Directors consisting only of disinterested directors.

Under the Three Arch Loan Agreement, the Lenders loaned $1.0 million to the Company and the Company issued notes to the Lender (the “Notes”). The Notes bear interest at an annual rate equal to the prime rate plus six percent (6%) and are subordinated to the Company’s indebtedness to Silicon Valley Bank and Agility Capital LLC. The Notes are due and payable on December 20, 2007, provided that if prior to December 20, 2007, Silicon Valley Bank shall have extended the maturity date under its Loan and Security Agreement with the Company (the “SVB Loan Agreement”) until after December 20, 2007, then the Notes shall be due and payable on the earliest of (i) February 4, 2008, (ii) the close of the Company’s pending private investment public equity financing transaction arranged by CIBC World Markets, or (iii) the maturity date under the SVB Loan Agreement. In connection with the Loan Agreement, the Company has agreed to pay an aggregate of $20,000 as a loan fee to the Lenders and has granted the Lenders warrants to purchase, in the aggregate, 1,025,641 shares of the Company’s common stock at a purchase price of $0.39 per share.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this report is incorporated into this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

Exhibit 99.1  Press release dated December 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: December 11, 2007	By: /s/ John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.   Description

Exhibit 99.1  Press release dated December 11, 2007.